Exhibit 5.1
July 7, 2006
To the Board of Directors of
MDI, Inc.
9725 Datapoint Drive
San Antonio, Texas 78229
Gentlemen:
At the request of the Board of Directors of MDI, Inc. (the “Company”), I have acted as special counsel to the Company, in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 5,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be issued pursuant to the Company’s 2002 Stock Incentive Plan (the “Plan”).
With respect to the foregoing, I have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies.
Based upon the foregoing, I am of the opinion that the Shares which from time to time may be issued under the Plan, in accordance with appropriate proceedings of the Board of Directors of the Company or a committee thereof, pursuant to the terms of the Plan, when so issued and sold at prices in excess of the par value of the Shares, in accordance with the provisions of the Plan and related agreements entered into by the Company, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.
I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.
This opinion letter is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to my attention, or any future changes in law.
Very truly yours,
/s/ Richard A. Larsen
Richard A. Larsen, Esq.
General Counsel to the Registrant